                                                                    EXHIBIT 10.1

                                  * CERTAIN CONFIDENTIAL INFORMATION CONTAINED
                                    IN THIS DOCUMENT, MARKED BY BRACKETS, HAS
                                    BEEN OMITTED AND FILED WITH THE SECURITIES
                                    AND EXCHANGE COMMISSION PURSUANT TO RULE
                                    24b-2 OF THE SECURITIES EXCHANGE ACT OF
                                    1934, AS AMENDED.

                                                 July 20, 2004

SmithKline Beecham plc
New Horizons Court
TW8 9EP
United Kingdom
Attn : Jean Stephenne

RE:    LETTER AMENDMENT TO MPL AGREEMENTS

Dear Jean:

      This letter amendment (this "Amendment") memorializes our understanding and agreement to amend the MPL Agreements regarding the scale-up of the production of 3-O-deacylated monophosphoryl lipid A from Salmonella minnesota R595 ("MPL") and the manufacture and supply of MPL by Corixa Corporation ("Corixa") to SmithKline Beecham plc ("GSK").

   1. INTRODUCTION

      By merger with Ribi ImmunoChem, Inc. ("Ribi"), Corixa is party to the following agreements with GSK or one of its affiliates:

      (a) License and Supply Agreement, dated May 3, 1991, between Ribi and SmithKline Beecham Biologicals, S.A. ("SBBio") (the "1991 Agreement");

      (b) License/Supply Agreement, entered into December 10, 1992, between Ribi and GSK (the "1992 Agreement");

      (c) License/Supply Agreement, dated December 1, 1995, between Ribi and SBBio (the "1995 Agreement");

      (d) License and Supply Agreement, dated December 31, 1996, between Ribi and SmithKline Beecham Biologicals Manufacturing s.a., as amended by Letter Agreement dated December 12, 2001 (the "1996 Agreement"); and

      (e) License/Supply Agreement, entered into October 5, 1999, between Ribi and GSK (the "1999 Agreement").

      The foregoing five (5) agreements are referred to herein collectively as the "MPL License and Supply Agreements".

      In addition, Corixa is party to the following agreements with affiliates of GSK:

      (f) Letter Agreement, dated December 5, 2000, between Corixa and SBBio (the "2000 Agreement"); and

      (g) MPL Fermentation/Purification Collaboration Agreement, dated December 2, 2002, between Corixa and GlaxoSmithKline Biologicals, S.A. (the "2002 Agreement").

      The foregoing two (2) agreements together with the MPL License and Supply Agreements are referred to herein collectively as the "MPL Agreements".

   2. DEFINITIONS

      (a) "1991 Agreement", "1992 Agreement", "1995 Agreement", "1996 Agreement", "1999 Agreement", "2000 Agreement" and "2002 Agreement" shall have the respective meanings ascribed to them in Section 1 of this Amendment.

      (b) "CSC" shall have the meaning ascribed to it in Section 3 (b) (i) of this Amendment.

      (c)   "Evaluation" shall have the meaning ascribed to it in Section 3 (a)
            (i) of this Amendment.

      (d)   "Exercise Fee" shall have the meaning ascribed to it in Section 3
            (d) (ii) of this Amendment.

      (e)   "Facility Modifications" shall have the meaning ascribed to it in
            Section 3 (a) (iii) of this Amendment.

      (f) "FDA" shall have the meaning ascribed to it in Section 3 (a) (i) of this Amendment.

      (g) "Force Majeure" shall have the meaning ascribed to it in the 1996 Agreement.

      (h) "Hamilton Facility" shall have the meaning ascribed to it in Section 3 (a) of this Amendment.

      (i) "Know-How" shall have the meaning ascribed to it in the MPL License and Supply Agreements.

      (j) "Manufacturing Know-How" shall mean all present and future technical information and know-how owned and/or controlled by Corixa with the right to grant licenses during the term of this Amendment or the co-exclusive license referred to in Section 3 (d) below, which is useful or necessary to produce (a) MPL, (b) intermediates used in a process required or useful for manufacturing MPL, (c) improvements of MPL or (d) intermediates used in a process required or useful for manufacturing improvements of MPL, and which technical information and know-how shall include, without limitation, any and all process, manufacturing, control, assay, QC, and any other information relating to MPL and/or manufacture of MPL and all documentation and technical assistance needed or useful for the production of Product.

      (k) "Manufacturing Patents" shall mean all patents and patent applications owned and/or controlled by Corixa with the right to grant licenses during the term of this Amendment or the co-exclusive license referred to in Section 3 (d) below, which patents and patent applications claim a process required or useful for manufacturing (a) MPL, (b) intermediates used in a process required or useful for manufacturing MPL, (c) improvements of MPL or (d) intermediates used in a process required or useful for manufacturing improvements of MPL. Included within the definition of Manufacturing Patents are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions of the patents and patent applications described in the foregoing sentence. The current list of Manufacturing Patents is set forth in Exhibit I attached hereto.

      (l) "MPL" shall have the meaning ascribed to it in the first paragraph of this Amendment.

      (m) "MPL Agreements" shall have the meaning ascribed to it in Section 1 of this Amendment.

      (n) "MPL License and Supply Agreements" shall have the meaning ascribed to it in Section 1 of this Amendment.

      (o) "Net Sales" shall have the meaning ascribed to Net Invoice Price or Net Sales in the MPL License and Supply Agreement applicable to the sold Product.

      (p) "Option" shall have the meaning ascribed to it in Section 3 (d) (i) of this Amendment.

      (q)   "Option Period" shall have the meaning ascribed to it in Section 3
            (d) (ii) of this Amendment.

      (r) "Patents" shall have the meaning given thereto in the MPL License and Supply Agreements. The current list of Patents is attached hereto as Exhibit II.

      (s) "Product" shall have the meaning ascribed to it in the MPL License and Supply Agreements.

      (t) "Report" shall have the meaning ascribed to it in Section 3 (a) (ii) of this Amendment.

      (u)   "Transfer Request Period" shall have the meaning ascribed to it in
            Section 3 (e) (ii) of this Amendment.

      (v)   "Work Plan" shall have the meaning ascribed to it in Section 3 (b)
            (i) of this Amendment.

   3. TERMS OF AMENDMENT

      (a) Evaluation of Corixa's Hamilton, MT MPL Manufacturing Facility (the "Hamilton Facility").

            (i) The parties hereby agree that Corixa shall engage [*] of [*] as a consultant for the evaluation of the Hamilton Facility for licensability to produce MPL bulk drug substance, according to current United States Food and Drug Administration ("FDA") regulations and guidelines (the "Evaluation").

            (ii) The [*] all costs related to the Evaluation, up to a maximum of USD[*], with [*] responsible for a maximum of [*]. Any costs related to the Evaluation above USD[*] shall be [*]. Both parties shall have access to [*] written report resulting from the Evaluation ("Report").

            (iii) In the event the Evaluation determines that the Hamilton
                  Facility is licensable for the production of MPL bulk drug substance, according to current FDA regulations and guidelines, or upon Corixa warranting in writing to GSK that [*] it will promptly implement the modifications defined in writing during the Evaluation and recorded in the Report as necessary for the Hamilton Facility to be so licensable ("the Facility Modifications"), and further warranting to make any further necessary modifications that may from time to time be required in order to maintain the Hamilton Facility in compliance at all times with FDA and European Union regulatory authorities regulations and guidelines, then the parties shall proceed in accordance with the terms and conditions set forth in Sections 3 (b) through 3 (f) below.

      (b)   Scale-Up of MPL Production

            (i) Promptly after issuance of the Report and in parallel with making the Facility Modifications, if any, Corixa shall initiate the efforts described in Stage I and Stage II of the work plan attached hereto as Exhibit IIIA, which is incorporated herein by this reference (the "Work Plan"), as may be amended from time to time by written agreement of the parties. The parties shall establish a Collaboration Steering Committee (the "CSC") in accordance with Exhibit IIIB, which
                  Exhibit is incorporated herein by this reference, to oversee the performance of the Work Plan. Corixa shall keep GSK apprised in writing of the progress accomplished in implementing the Facility Modifications and in performing the Work Plan through quarterly written progress reports to GSK. FTE Costs associated with progress report generation are included in the Work Plan.

            (ii) GSK shall fund fifty percent (50%) of all of Corixa's FTEs costs involved in performing the Work Plan for Stage I and Stage II, which funding shall be payable quarterly in advance based upon Corixa's invoice therefore and receipt of Corixa written report for activities performed during the preceding quarter. Corixa shall be obligated to dedicate all of such funding received from GSK to the performance of the Work Plan. If such report(s) show that Corixa is not executing the Work Plan, GSK shall have the right to withhold such funding, provided, however, that GSK's license under Section 3 (d) (i) shall not include any Manufacturing Patents or

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  Manufacturing Know-How developed during any period that GSK does not fund fifty percent (50%) of all of Corixa's FTEs costs for such period. The FTE rate applicable to the Work Plan shall be Corixa's 2004 FTE rate of USD$[*], increased annually by COLA. Neither Corixa nor GSK shall have an obligation to contribute to FTE costs exceeding those outlined specifically in Exhibit IIIA. Corixa shall be [*] incurred as part of the Work Plan. Any modification to the Work Plan must be agreed to in writing between the two parties. Any savings or additional expense to be incurred as a result of Work Plan modification shall be shared equally between the two parties.

            (iii) The Work Plan shall supersede the work plan attached as
                  Exhibit A to the 2002 Agreement and the parties agree and acknowledge that no further efforts shall be required of either party pursuant to such Exhibit A.

            (iv) Any process improvement and/or MPL improvement made, conceived and reduced to practice as part of the Work Plan solely by Corixa or GSK or made, conceived and reduced to practice jointly by Corixa and GSK will be co-owned by Corixa and GSK, who will each have co-exclusive (as used herein, "co-exclusive" shall have the meaning provided in Section 3
                  (d) (i) hereof) rights to use such improvement(s) for any purpose unless otherwise expressly provided in this Amendment. No consideration other than that specified in this Amendment shall be due by either party to the other for use of such improvement(s). Any patent application claiming such improvement(s) will be filed in the joint names of Corixa and GSK. For the avoidance of doubt, any modification of MPL fermentation, extraction, purification, characterization or analytical processes that is made, conceived or reduced to practice as a result of experimentation carried out under the Work Plan or outside of the Work Plan but jointly by or on behalf of Corixa or its employees and by or on behalf of GSK or its employees, including by or on behalf of GSK or its employees with input from Corixa or its employees, whether at laboratory bench-scale or pilot plant scale manufacturing but, if made, conceived or reduced to practice by or on behalf of GSK other than jointly with Corixa, in no event later than the date the CSC determines the Work Plan to be completed or terminated, shall be deemed to have been made, conceived and reduced to practice, as applicable, as part of the Work Plan and shall be co-owned and co-exclusively licensed by Corixa and GSK as described above.

                  Subject to Section 3 (d) (ii) following successful completion of the Work Plan such that Corixa is able to produce at least 1.8kg of MPL per year and that the terms of Section 3 (c) (v) hereof apply, any process improvement and/or MPL improvement made, conceived and reduced to practice solely by GSK or Corixa thereafter shall be solely owned by the party that made, conceived and reduced to practice such improvement subject to the following:

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  (x) Any such improvements made, conceived and reduced to practice solely by Corixa before expiration of GSK royalty obligation pursuant to Section 3 (d) (iii) (a) shall be part of MPL Know-How or MPL Patents.

                  (y) Any such improvements made, conceived and reduced to practice solely by Corixa after expiration of GSK royalty obligation pursuant to Section 3 (d) (iii) (a) shall not be part of MPL Know-How or MPL Patents provided, however that if GSK so requests in writing, Corixa and GSK shall negotiate in good faith commercially reasonable terms for a license from Corixa for GSK to use such improvement(s) in the manufacture by GSK of MPL for use as a prophylactic and/or therapeutic vaccine adjuvant.

                  (z) Without prejudice to Section 3 (d) (ii) below, GSK shall have exclusive rights to such improvements which are solely owned by it and no obligation to provide a license to such improvements to Corixa.

            (v) In addition to the performance of the Work Plan and only after GSK has paid the Exercise Fee pursuant to Section 3 (d) (ii), GSK shall have the right to perform MPL process development work on its own and/or to sub-contract to third parties MPL process development work and shall be the sole owner of any developments resulting from such work; provided that any such subcontractor(s) shall be subject to nondisclosure and nonuse restrictions, at least as stringent as those applicable to GSK as set forth in the MPL License and Supply Agreements, in respect of all Manufacturing Know-How and any other know-how related to the manufacture of MPL.

            (vi) Corixa and GSK agree that the Patent Committee set-up under the Multi-Field Vaccine Discovery Collaboration and License Agreement, effective September 1, 1998, between Corixa and GSK, as amended, will oversee the prosecution of any patents resulting from the Work Plan and the 2002 Agreement. For purposes of clarification, if GSK exercises its Option it will have co-exclusive rights to manufacture MPL under any patent claiming any Inventions under the 2002 Agreement.

      (c)   Long-Term MPL Supply

            (i) GSK shall order from Corixa guaranteed minimum annual orders of MPL to be delivered in quarterly amounts by Corixa in accordance with the following schedule:

                 2004 = [*]
                 2005 = [*] ([*] each quarter)
                 2006 = [*] ([*] each quarter)
                 2007 = [*] ([*] each quarter)
                 2008 = through 2012 = 1.8 kgs per year (450 grams each quarter)

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  and under the terms of the Quality Agreement attached hereto as Exhibit IV, which is incorporated herein by this reference,

                  provided, however, that:

                  (x) if, in any calendar quarter, Corixa supplies GSK with at least [*] percent ([*]%) of the quantity to be delivered during that quarter according to the schedule above and Corixa supplies GSK with the full annual guaranteed minimum order of MPL to be delivered according to the schedule above during that calendar year, GSK shall not invoke Corixa's failure to supply under Section 3 (c) (iii) below.

                  (y) if the Facilities Modifications, if any, are not complete by [*] for any reason other than Force Majeure, GSK shall be entitled to apply a [*] percent ([*]%) reduction to the price set forth in Section 3 (c) (iv) for MPL produced and accepted by GSK during the time period beginning [*] and ending upon completion of the Facilities Modifications, and to the applicable royalty due, if any, under the MPL Supply and License Agreements until [*] or the applicable royalty set forth in Section 3 (d) (iii) (b) after [*], for the next Product that will be sold by GSK during the time period equivalent to the number of months beginning [*] and ending upon completion of the Facilities Modifications; or

                  (z) if delivery to GSK of consistency lots of MPL which is FDA-compliant after implementation of Stage I of the Work Plan is not complete by [*] for any reason other than Force Majeure, GSK shall be entitled to apply a [*] percent ([*]%) reduction to the price set forth in Section 3 (c) (iv) for MPL produced and accepted by GSK during the time period beginning [*] and ending upon delivery to GSK of consistency lots of MPL which is FDA-compliant, and to the applicable royalty due, if any, under the MPL Supply and License Agreements until [*] or the applicable royalty set forth in Section 3 (d) (iii) (b) after [*], for the next Product that will be sold by GSK during the time period equivalent to the number of months beginning [*] and ending upon delivery to GSK of consistency lots of MPL which is FDA-compliant.

                  Furthermore Corixa agrees to use commercially reasonable efforts to complete the Facility Modifications and to deliver the consistency lots by no later than [*] but in the event that the Facilities Modifications are not completed by [*] for any reason other than Force Majeure, or if the delivery of consistency lots does not take place before [*] for any reason other than Force Majeure, GSK may at its option upon written notice to Corixa [*] and, if GSK has not yet exercised the Option, [*] from Corixa for [*] as opposed to the [*] payment called for in Section [*] or, if GSK has previously exercised the Option, Corixa shall, at GSK's option, [*] or provide [*] and any royalty due Corixa thereafter hereunder [*].

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  The MPL supplied by Corixa shall meet the specifications set forth in the Quality Agreement attached hereto as Exhibit IV and all requirements of the FDA and European Union regulatory authorities and shall be suitable for use in Products to be sold in the United States and the European Union.

            (ii) If GSK orders the minimum quantities above, GSK will be deemed to have satisfied all its combined minimum transfer price and royalty obligations under all MPL License and Supply Agreements. Starting in 2006, upon request of GSK, Corixa agrees that in the event it has the manufacturing capacity, it shall make all reasonable commercial efforts to supply GSK with quantities in excess of the quantities specified in
                  Section 3 (c) (i) above, up to a capacity of minimum 1.8 kg per year in 2006 and 2007 and up to a capacity which exceeds
                  1.8 kg in 2008 and each year thereafter during the term of this Amendment. GSK agrees to inform Corixa of any such additional request at least twelve (12) months in advance.

            (iii) Corixa will use commercially reasonable efforts to supply GSK with MPL ordered by GSK. Upon Corixa becoming aware of its inability to supply MPL to GSK in accordance with the supply schedule set forth in Section 3 (c) (i), Corixa shall promptly notify GSK in writing of such inability and the date by which Corixa reasonably anticipates being able to supply in accordance with such schedule. Except as set forth in Section 3 (c) (vi) or if the failure to supply is due to Force Majeure, if Corixa is unable to supply in accordance with such schedule for more than [*] days but less than [*] days, then [*]. If in a given year, Corixa was [*] the amount of the [*] will be deemed to be [*] of [*]. If the contracted amount to be purchased by GSK in that year was [*], the amount of MPL associated with [*]. Assuming that there are [*] per dose of Product (or that [*] of Product if there are different Products with different amounts of MPL), [*]. However, if once Corixa returns to production, Corixa is able to become current with the supply schedule in terms of total material shipped to GSK, then [*].

                  Except as set forth in Section 3 (c) (vi) or if the failure to supply is due to Force Majeure, if Corixa is unable to supply in accordance with such schedule for more than [*] but less than [*], then [*]. If in a given year, Corixa was [*], the amount of the [*] deemed to be [*]. If the contracted amount to be purchased by GSK in that year was [*], the amount of MPL associated with [*]. Assuming that there are [*] of Product (or that [*] of Product if there are different Products with different amounts of MPL), [*]. However, if once Corixa returns to production, Corixa is able to become current with the supply schedule in terms of total material shipped to GSK, [*].

                  Except as set forth in Section 3 (c) (vi) or if the failure to supply is due to Force Majeure, if Corixa is unable to supply in accordance with such

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  schedule for more than [*] days, GSK shall have the right to terminate the supply provisions of this Amendment and the MPL License and Supply Agreements for breach of Corixa and: (x) there will be [*] on sales of that number of Products that [*] as calculated in accordance with the following example. If in a given [*] period, Corixa was unable to supply product for [*] days, the amount of the [*] of that year plus the [*]. If the contracted amount to be purchased by GSK in that year [*], the amount of MPL associated with [*]. Assuming that there are [*] of Product (or that [*] of Product if there are different Products with different amounts of MPL), [*] of Product (calculated as [*] x [*] grams). Such [*] shall apply [*].

            (iv) The pricing for all MPL ordered by GSK following the date of this Amendment shall be USD[*] per gram, with an annual increase based on COLA as reported by the United States Social Security Administration.

            (v) Notwithstanding the foregoing, if the Work Plan has been successfully completed and in any calendar year following such completion GSK orders more than 1.8 kg of MPL from Corixa, the price in such year for such excess MPL shall be [*] of the price set forth in Section 3 (c) (iv).

            (vi) In the event the Hamilton Facility is shut down during 2005 due to process development activities required by the Work Plan[*] of MPL that [*], provided that Corixa shall [*] Corixa will provide GSK with [*]

            (vii) GSK shall be committed to purchase the quantities of MPL set forth in Section 3 (c) (i) above through 2008. From 2009, GSK shall have the right to cancel its guaranteed minimum annual orders of MPL upon prior written notice of [*] to Corixa (e.g; by no later than [*] in case GSK wishes to cancel its guaranteed minimum annual orders of MPL for [*]) and payment of the following cancellation fee to Corixa on the day of said notification: for [*] a cancellation fee of USD[*] [*]. In addition, if GSK cancels its guaranteed minimum annual orders of MPL according to this Section 3 (c) (vii), effective immediately on the day of notification of such cancellation:
                  [*] and any further supply of MPL by Corixa at quantities lower than those indicated in Section 3 (c) (i) above and/or supply following the lapse of the [*] cancellation notice period, will require a new supply agreement between GSK and Corixa, (y) the royalty described in Section 3 (d) (iii) b. shall be replaced by a flat royalty of [*]% ([*] percent) on Net Sales of all Products for a Product-by-Product period of [*] years post applicable Product introduction, (z) all MPL license rights of GSK pursuant to the MPL License and Supply Agreements [*] and GSK shall have [*] for any new vaccine application and (xx) all MPL intellectual property, including without limitation improvements and other know-how, developed by or on behalf of GSK shall be promptly provided free-of-charge to Corixa and Corixa shall have no obligation to contribute any further MPL improvements to GSK.

            (d)   Co-Exclusive License to Manufacture MPL

                                              *CONFIDENTIAL TREATMENT REQUESTED.

            (i) Subject to all terms and conditions of this Amendment, Corixa hereby grants to GSK an option (the "Option") for a co-exclusive, perpetual, non-sublicensable license under the Manufacturing Patents and Manufacturing Know-How to manufacture MPL (x) solely to meet any GSK annual requirements after 2008 and through 2012 for MPL in excess of 1.8 kg and after 2012 solely to meet GSK's requirements and (y) solely for use in accordance with the applicable license grants set forth below:

     AGREEMENT                                  APPLICABLE PROVISION(S)
------------------                             -------------------------
The 1991 Agreement                             Sections 3.1 and 3.2
The 1992 Agreement                             Section 3.1
The 1995 Agreement                             Sections 3.1, 3.2 and 3.3
The 1996 Agreement                             Sections 3.1, 3.4 and 3.5
The 1999 Agreement                             Sections 3.1 and 3.2

                  and for use in any other human vaccine application licensed to GSK on a non-exclusive basis.

                  Co-exclusive license under this clause means that only Corixa and GSK will be entitled to manufacture MPL for use as a prophylactic and/or therapeutic vaccine adjuvant. No license is hereby granted to GSK to manufacture MPL for any other purpose. During the term of this co-exclusive license Corixa shall promptly disclose to GSK and/or supply GSK with all Manufacturing Know-How. Corixa shall retain exclusive rights to manufacture MPL for any purpose other than use of MPL as a prophylactic and/or therapeutic vaccine adjuvant. GSK and Corixa shall each have the right to use subcontractors (including Corixa, in the case of GSK) to make MPL for use as a prophylactic and/or therapeutic vaccine adjuvant, provided that such subcontractor(s) shall be subject to nondisclosure and nonuse restrictions, at least as stringent as those applicable to GSK and/or Corixa as set forth in the MPL License and Supply Agreements, in respect of all Manufacturing Know-How and any other know-how related to the manufacture of MPL and provided that Corixa shall remain liable for all its obligations hereunder. In the event GSK determines to engage a subcontractor to manufacture MPL, GSK shall inform Corixa in writing and Corixa shall have the right to make an offer for the subcontract, provided that GSK shall have no obligation to negotiate with Corixa. Nothing in this agreement shall be interpreted as to prevent Corixa from transferring its MPL manufacturing operations and business to a Corixa subsidiary or any other Corixa affiliate provided that such affiliate or subsidiary shall remain bound by all obligations, terms and conditions applicable to Corixa under this Amendment. In the event

                  Corixa determines to dispose of its MPL manufacturing operations and business, whether directly if held by Corixa or by disposing of all or a majority ownership in any Corixa affiliate or subsidiary to which it has transferred its MPL manufacturing operations and business, Corixa shall inform GSK in writing and GSK shall have the right to make an offer for the available operations and business, or interest in such affiliate or subsidiary, as applicable, provided that Corixa shall have no obligation to negotiate with GSK.

            (ii) After GSK has exercised the Option, any process improvement and/or MPL improvement made, conceived and reduced to practice by GSK other than jointly with Corixa which is not as part of the Work Plan will be solely owned by GSK. Subject to the provisions of Section 3 (c) (i) above, the Option shall be exercised by GSK paying to Corixa USD$[*] (the "Exercise Fee") in immediately available funds at any time during the period commencing on the date of this Amendment and terminating thirty (30) days following written notification by Corixa to GSK that the CSC has determined that Corixa has completed the Facility Modifications (the "Option Period"). In the event GSK does not exercise the Option, this Amendment shall immediately terminate and neither party shall have any further obligations hereunder, provided that GSK shall not be relieved of any then outstanding payment obligations pursuant to Section 3 (a)
                  (ii), pursuant to 3 (b) (ii) solely for any work performed as of the date of termination under the Work Plan, or pursuant to
                  Section 3 (c) (iv) for any MPL produced by Corixa and delivered to GSK hereunder as of the date of termination.

            (iii) Royalty.

                        a. In consideration for the grant of the license hereunder and other good and valuable consideration, GSK shall pay Corixa a royalty on all Net Sales generated on or after June 30, 2008, which royalty obligation shall expire for all Products, ten (10) years after the first commercial sale in the United States or Europe of GSK's Product for the prevention and/or control and/or treatment of human papilloma virus in humans or fifteen years (15) after the first commercial sale in the United States or Europe of GSK's Product for the prevention and/or control and/or treatment of herpes simplex virus in humans if GSK does not launch a Product for the prevention and/or control and/or treatment of human papilloma virus in humans, provided, however, that if the first commercial sale of such Product occurs after June 30, 2008, GSK shall continue to pay royalties in accordance with the applicable MPL License and Supply Agreement on all Net Sales of other Products until such first commercial sale, after which only the royalty due under this Amendment shall be payable on Net Sales.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                        b. Royalties shall be payable on a Product-by-Product basis according to the following schedule:

Aggregate Annual Net Sales of the
       applicable Product                                Royalty
---------------------------------                        -------
         < or = USD$[*]                                    [*]%
  > USD$[*] and < or = USD$[*]                             [*]%
            >USD$[*]                                       [*]%

                  As an example, if a particular Product has aggregate Annual Net Sales of USD$1billion, the first USD$[*] of such Net Sales shall bear a [*]% royalty, the next USD[*] of such Net Sales shall bear a [*]% royalty and the remaining USD$[*]n of such Net Sales shall bear a [*]% royalty. If in the same year another Product has aggregate annual Net Sales of USD[*], all of such Net Sales shall bear [*]% royalty.

                  The royalty rates under this Amendment shall not be subject to reduction or offset for any reason.

                  During any period of time during which GSK will be paying a royalty to Corixa under the applicable MPL License and Supply Agreement(s) or, after June 30, 2008, under this Amendment. Corixa shall not grant any rights to MPL, nor supply MPL, to any third party for use as a prophylactic and/or therapeutic vaccine adjuvant in products exclusively licensed to GSK under the MPL Supply and License Agreements.

      (e)   Technology Transfer

            (i)   In the event GSK has exercised the Option in accordance with
                  Section 3 (d) (ii) of this Amendment, then, subject to the terms and conditions of this Section 3 (e), Corixa shall transfer to GSK on a co-exclusive basis all Manufacturing Know-How for GSK's use solely in connection with the practice of the license set forth in Section 3 (d) (i).

            (ii) GSK shall have the right to request the foregoing transfer of Manufacturing Know-How by providing written notice to Corixa therefor during the period that commences upon exercise of the Option and terminates on the later of December 31, 2007 and the date the CSC determines that the Work Plan is fully completed (the "Transfer Request Period"). GSK shall have no right to a transfer of the Manufacturing Know-How if GSK has not provided Corixa a written request therefore during the Transfer Request Period.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

            (iii) In the event GSK requests such transfer in writing in accordance with Section 3 (e) (ii), the parties shall negotiate in good faith a Manufacturing Know-How transfer work plan, which work plan shall include the FTE rate for Corixa's FTEs who will perform such work plan and which work plan will be appended to this Amendment as Exhibit V and thereupon shall be incorporated into this Amendment.

            (iv) Following agreement to the Manufacturing Know-How transfer work plan, Corixa shall transfer to GSK all then existing Manufacturing Know-How in accordance with such work plan. GSK shall fund Corixa's efforts in performing such work plan as set forth therein, which funding shall be payable quarterly in advance based upon Corixa's invoice therefore.

      (f)   Term; Termination for Breach; No Termination for Convenience

            (i) GSK and Corixa hereby agree that after June 2008 the licenses granted to GSK under all MPL License and Supply Agreements will be fully-paid-up for any and all human vaccine applications meaning that (x) subject to Section 3 (c) (vii), GSK shall have perpetual exclusive, co-exclusive or non-exclusive licenses according to the level of exclusivity under the current License and Supply Agreements and non-exclusive license rights to use MPL in any other human vaccine application, (y) Corixa shall be entitled to supply MPL to a single third party for use in Products for which GSK will have co-exclusive licenses in perpetuity, shall be entitled to supply MPL to third parties on a non-exclusive basis for use in Products for which GSK will have non-exclusive licenses in perpetuity and shall not be entitled to supply MPL to any third party for use in Products for which GSK will have exclusive rights in perpetuity, and (z) GSK shall have no financial obligation whatsoever to Corixa other than as specifically provided under this Amendment and that GSK shall be free to use MPL as an adjuvant in any and all human vaccine applications, provided, however, that if the first commercial sale of GSK's Product for the prevention and/or control and/or treatment of human papilloma virus in humans occurs after June 30, 2008, or in the case GSK does not launch a Product for the prevention and/or control and/or treatment of human papilloma virus in humans if the the first commercial sale of GSK's Product for the prevention and/or control and/or treatment of herpes simplex virus in humans occurs after June 30, 2008, GSK shall continue to pay royalties in accordance with the applicable MPL License and Supply Agreement on all Net Sales of other Products until such first commercial sale. GSK and Corixa further acknowledge and agree that the terms of this Amendment, including but not limited to the obligation of GSK to pay a royalty in accordance with Section 3 (d) (iii) above, incorporate the negotiated terms of continued supply of MPL by Corixa to GSK after June 2008. GSK and Corixa further acknowledge and agree that after the expiration of the royalty obligation under
                  Section 3 (d) (iii) above, GSK's license under Section 3 (d)
                  (i) above shall be fully paid-up for any and all human vaccine applications.

                  Unless extended as provided for herein, this Amendment shall terminate on December 31, 2012. GSK shall have the right to extend the term of this Amendment for successive period(s) of three (3) years by providing Corixa (a) thirty-six months written notice(s) of extension. GSK's guaranteed annual minimum order of MPL during each year of such extension, if applicable, shall be 1.8 kg unless otherwise mutually agreed to by the parties.

            (ii) Each party shall have the right to terminate this Amendment based on the other party's material breach, which termination shall be effective ninety (90) days following written notice of such breach to the breaching party, provided that this Amendment shall not terminate if the breaching party cures such breach within such ninety (90) day period.

            (iii) Except as set forth in Section 3 (c) (vi) or if the failure to supply is due to Force Majeure, in case Corixa is unable to supply GSK minimum annual orders as specified in Section 3 (c)
                  (i) for more than [*], GSK shall have the right upon written notice to Corixa to terminate the supply provisions of this Amendment and the MPL License and Supply Agreements and there will be [*] on sales of that number of Products that [*], as calculated in accordance with the example set forth in subsection (x) of the third paragraph of Section 3 (c) (iii), and for subsequent sales, GSK's obligation to pay royalties to Corixa shall continue in accordance with Section 3 (d) (iii)
                  (b), provided, however, that such royalties on all subsequent sales of Product by GSK shall be reduced to [*] of the rates set forth in Section 3 (d) (iii) (b). If GSK has not exercised its Option at the time GSK terminates the supply provisions under this Amendment and the MPL License and Supply Agreement, there will be [*] on sales of any Product after such termination.

            (iv) Except if the failure to meet the applicable due date is due to Force Majeure, if Corixa does not complete the Facilities Modifications or does not deliver to GSK consistency lots of FDA-compliant MPL by [*] as further described in Section 3 (c)
                  (i), then the terms and conditions of Section 3 (c) (i) related to exercise of the Option and the Exercise Fee shall apply and if GSK has exercised the Option, GSK shall have the right upon written notice to Corixa to terminate the supply provisions of this Amendment and the MPL License and Supply Agreements and the royalties on all subsequent sales of Product by GSK shall be reduced by [*] of the rates set forth in Section 3 (d) (iii) (b).

            (v) In the event of either of the foregoing terminations of the supply provisions of this Amendment and the MPL License and Supply Agreements described in Sections 3 (f) (iii) and (iv), Corixa shall immediately [*] and [*] under this Amendment or any of the MPL License and Supply Agreements other than [*] to effect the Manufacturing Know-How transfer under Section 3 (e)
                  (iv) above.

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  (vi) No Termination for Convenience. The following provisions of the MPL License and Supply Agreements are hereby deleted in their entirety:

     AGREEMENT                              APPLICABLE PROVISION(S)
     ---------                              -----------------------
The 1991 Agreement                                Section 7.3
The 1992 Agreement                                Section 7.3
The 1995 Agreement                               Section 14.6
The 1996 Agreement                                Section 7.3
The 1999 Agreement                               Section 14.6

      (g)   Fulfillment and Termination of 2000 Agreement; Repayment of Credit
            Line

            (i) Fulfillment and Termination of 2000 Agreement. Corixa shall deliver to GSK three (3) lots of MPL, with each lot being [*] to [*] of MPL prepared using bacterial [*] master seed [*]. GSK shall pay to Corixa USD$[*] per gram for each such lot. Corixa shall have no further obligation to supply to GSK and GSK shall have no further obligation to purchase from Corixa, any MPL pursuant to the 2000 Agreement and the 2000 Agreement is hereby terminated and of no further force or effect, provided, however, that Paragraph 2 thereof shall survive this termination and provided further that GSK shall have no further obligation under Section 4.7 of the 1991 Agreement.

            (ii) Repayment of Credit Line. When Corixa has implemented all Facility Modifications and has warranted in writing to GSK that it will make all other necessary investments to upgrade the Hamilton Facility as necessary to produce GSK's requirements of MPL in accordance with regulations and guidelines of regulatory authorities in the United States and the European Union, Corixa shall be entitled to repay the credit line described in Section 6 (b) (C) of the Multi-Field Vaccine Discovery Collaboration and License Agreement, effective September 1, 1998, between Corixa and GSK, as follows. Corixa shall issue to GSK that number of shares equal to USD$5,000,000.00 divided by the average per share closing price of Corixa Common Stock on the Nasdaq National Market as reported in the Wall Street Journal for the thirty (30) day trading period immediately preceding but not including the date of this Amendment, and such issuance shall be payment in full for such credit line. Following receipt of the Report described in Section 3 (a) (ii), the parties shall negotiate in good faith and agree upon a reasonable date by which the Facilities Modifications, if any, should be implemented. In the event the Facilities

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                  Modifications have not been completed by one hundred and twenty (120) days following such agreed date, the credit line shall not be repayable using Corixa common stock and the USD$5,000,000.00 shall be due and payable in full fifteen (15) days thereafter.

      (h)   Miscellaneous Terms

            (i) Notices. All notices required or permitted to be given under this Amendment or any of the MPL License and Supply Agreements shall be addressed when to Corixa:

                  Corixa Corporation
                  1124 Columbia Street, Suite 200
                  Seattle, WA 98104
                  Attn: Chairman and Chief Executive Office

                  With a copy to: General Counsel

                  (ii) Full Force and Effect. Except with respect to supply, royalties and financial obligations and except as amended or terminated hereby, the licenses under the MPL License and Supply Agreements shall remain in full force and effect in accordance with their respective terms and conditions, which terms and conditions are hereby incorporated by this reference. In the event of any conflicts or inconsistencies between this Amendment and the applicable MPL Agreement, this Amendment shall prevail.

   [THIS SPACE LEFT INTENTIONALLY BLANK]

      By your execution of this Amendment as indicated below and delivery of a signed counterpart to my attention, GSK shall agree to the terms and conditions set forth above.

      Best regards.

      CORIXA CORPORATION

      /s/ STEVEN GILLIS
      ______________________________________________
      By:   Steven Gillis
      Its:  Chairman and Chief Executive Officer

      AGREED TO AND ACCEPTED BY:

      SMITHKLINE BEECHAM PLC

      /s/ JEAN STEPHENNE
      ______________________________________________
      By:   Jean Stephenne
      Its:  Attorney-in-fact

                                    EXHIBIT I

                              MANUFACTURING PATENTS

 CASE                      APPLICATION NUMBER       PATENT NUMBER
NUMBER       COUNTRY           FILING DATE           FILING DATE        STATUS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[*]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

* [*] patent family included in both Exhibit I and II as the claims include [*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                                   EXHIBIT II

                                     PATENTS

 CASE                   APPLICATION NUMBER       PATENT NUMBER
NUMBER      COUNTRY        FILING DATE            FILING DATE        STATUS
---------------------------------------------------------------------------

[*]
---------------------------------------------------------------------------

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                                  EXHIBIT IIIA

                                    WORK PLAN
                                       [*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

                                  EXHIBIT IIIB

                     COLLABORATIVE STEERING COMMITTEE (CSC)

Corixa and GSK shall agree on the installation of a Collaborative Steering Committee (CSC) with [*] members from Corixa and [*] members from GSK. The CSC is charged with considering and adopting or rejecting changes to the attached Work Plan as required by the practice of good business judgment and high scientific standards. In addition, the committee shall represent the respective companies for current technical operations issues (MPL manufacturing, MPL expanded capacity plans and process validation) and subsequent phase activities as outlined in the Work Plan.

Composition: The CSC shall be comprised of [*]) named representatives of Corixa and [*] named representatives of GSK. Each of the representatives will have one
(1) vote on matters that come before the CSC and will be entitled to vote through proxy vote if he/she is unable to attend in person. The initial named representatives to the CSC are as follows:

Corixa Representatives                               GSK Representatives
[*]                                                  [*]

Each Party may replace one (1) or more of its named representatives from time-to-time with the consent of the other Party, which consent shall not be unreasonably withheld. One (1) of the representatives of Corixa shall be the chairman of the CSC, and in such capacity, such representative shall be responsible for setting the agenda for meetings of the CSC, with input from the other members, and for conducting the meetings of the CSC. Each Party shall be entitled to have further representative(s) attending CSC meetings on an ad-hoc basis provided that such Party informs the other at least five (5) working days prior to the concerned CSC meeting and provided that such additional representative(s) shall have no vote on matters that come before the CSC.

Meetings: The CSC shall meet not less than four (4) times per calendar year alternatively at Seattle, Washington, USA, Hamilton, Montana, USA and Rixensart, Belgium or alternatively through video conferences as the CSC may agree. Subject to the preceding sentence, the CSC shall meet on such dates and at such times and places as agreed to by the members of the CSC. Each Party shall be responsible for all of its own expenses relating to attendance at or participation in CSC meetings. Within thirty (30) days following each CSC meeting, the chairman shall cause to be prepared and shall provide to the other Party a draft of reasonably detailed written minutes describing all matters reviewed or considered by the CSC and all determinations or decisions made and actions taken by the CSC and a summary of the reasons therefore stated by the members of the meeting. The minutes of any meeting of the CSC shall be final upon approval by the members of the CSC at any subsequent meeting. The minutes and the drafts of any minutes shall be the confidential information of the Parties.

Actions: For the transaction of business, a quorum consisting of at least [*] of GSK's members and at least [*] of Corixa's members must be present at a meeting. Decisions of the CSC, unless

                                              *CONFIDENTIAL TREATMENT REQUESTED.

otherwise stated herein, shall be made by majority vote of the members, provided that a quorum is present and at least one (1) representative of each Party votes in favor of such action.

                                   EXHIBIT IV

                                Quality Agreement

                                        *

                                CORIXA - GSK BIO

                                        *

                  Supply of Bulk MPL(R) Adjuvant (MPL) for use
                          in Human Vaccine Manufacture

This document contains confidential, proprietary information intended for the sole use of GlaxoSmithKline Biologicals, Inc. (GSKBio) and Corixa Corporation. (Corixa). Disclosure of this information without the express written consent of GSKBio and Corixa is prohibited.

Upon agreement by responsible heads of the Quality Assurance Departments for GSKBio (Global Head Quality Assurance) and Corixa, this Quality Plan will be revised as needed and distributed to appropriate GSKBio and Corixa personnel.

This Quality Agreement will be annexed to the supply contract and reviewed and revised as needed.

_______________________________                  _______________________________
Global QA Representative                         QA Representative
GlaxoSmithKline Biologicals, SA                  Corixa Corporation

_______________________________                  _______________________________
Date                                             Date

TABLE OF CONTENTS

1. Introduction.............................................  26
2. Quality Statement........................................  26
3. Standard Operating Procedures............................  27
4. Personnel Training.......................................  28
5. Production of Intermediates and Finished Products........  29
6. Labeling and Packaging...................................  33
7. Storage and Shipping.....................................  34
8. Stability Testing and Sample Retention...................  35
9. Lot Recall...............................................  36
10. Change Control and Change Notification..................  36
11. Quality Assurance.......................................  38
12. Regulatory Issues.......................................  39
13. Responsible Contacts....................................  40

TABLE OF APPENDICES

Appendix 1:  Corixa Documents Provided as Controlled Documents to GSK Bio

Appendix 2:  [*]

Appendix 3:  [*]

Appendix 4:  Change Notification Form

Appendix 5:  [*]

Appendix 6:  Supply Agreement Responsibilities

                                              *CONFIDENTIAL TREATMENT REQUESTED.

1. INTRODUCTION

This Quality Agreement is intended to provide GSKBio, a customer of bulk MPL(R) Adjuvant (MPL) manufactured by Corixa, with information concerning Corixa's Quality Program. Aspects of the Quality Program that are related specifically to the preparation, control, and handling of MPL are described within this Quality Agreement.

The Quality Program is the responsibility of Corixa's Vice President, Quality Systems and Compliance and involves representatives from the production, release, control, engineering and development of Corixa's products. The VP Quality Systems and Compliance is also the Chairman of the Specifications Committee, which is responsible for establishing product release specifications, and the Material Review Board, which determines the disposition of lots with indications of possible non-conformance with established quality criteria. The VP Quality Systems and Compliance reports to the Senior Vice President, Clinical Development.

The objectives of Corixa's Quality Program are:

- To assure that Corixa products are prepared in compliance with corporate, contractual, and national GMP regulatory standards;

- To establish procedures that guarantee QA-oversight over product manufacture, testing and distribution.

- To establish quality control procedures that enable consistent preparation and testing of products through control of raw materials, processes, equipment, personnel and test methods;

- To establish procedures to document the performance of quality control measures;

- To establish procedures to ensure the accountability of generated data, i.e., that the data as reported applies to the indicated processes measured and/or to samples submitted;

- To establish traceability procedures for information related to product preparation, testing, and distribution;

- To establish validation procedures for information related to product preparation, testing and distribution

- To establish procedures that minimize the possibility of loss, damage or tampering with materials produced for distribution by Corixa.

2. QUALITY STATEMENT

The assurance of quality is fundamental for all work undertaken and is practiced by all Corixa employees.

Quality is enhanced through the use of formalized procedures designed to eliminate product deficiencies. To promote uniformity of work methods, procedures fundamental to the production of quality materials are in effect at all times, without significant deviation. It is the responsibility of individual Department Managers and/or Directors to compile, implement and integrate these procedures into regular working methods and to ensure that all such methods are clearly defined and documented. It is also the responsibility of Department Managers and/or Directors to ensure through training that employees understand and follow procedures and to document that training.

It is the responsibility of Corixa's management to ensure that these procedures are implemented and reviewed on a minimum of a biannual basis to assure that they adequately reflect Corixa philosophy.

It is the responsibility of Quality Systems and Compliance to monitor the implementation of the Quality program, to verify that necessary systems, procedures and policies exist, or, in the absence of such, to initiate the development of the same and to verify implementation and adherence by regular auditing procedures.

Quality Systems and Compliance is organized such that it is free to make decisions regarding matters of internal compliance and is not influenced either by internal sources or by contractual sources.

3. STANDARD OPERATING PROCEDURES

Formalized documents have been developed at Corixa in the form of Standard Operating Procedures (SOPs). These SOPs have been designed to instruct operators on the use of equipment and the performance of specific tasks, and to describe in-house policies intended to assure consistency of product manufacture. SOPs have been categorized into departmental areas in which specific pieces of equipment are used, a particular process is carried out, or in which the policy applies. An index of the departmental sections and a brief description of the types of SOPs contained within each section are listed below.

      Animal Care (AC) - Contains SOPs describing care, use and handling of laboratory animals. Animals within the facility are used both for testing of finished products and for research purposes by discovery and development departments. Quality Control maintains a separate area within the animal facility for housing of animals used for product testing purposes.

      Administration/Documentation (AD) - Contains one SOP that describes employee health assessments.

      Clinical/Regulatory (CR) - Contains SOPs relating to the conduct of clinical studies and maintenance of regulatory documentation by the Clinical Development Department.

      Central Supply (CS) - Contains SOPs concerning equipment used in the Central Supply area and policies describing the movement of materials both entering and leaving the Central Supply area.

      Engineering (E) - Contains SOPs describing use of metrology equipment and calibration of Production and Quality Control equipment with traceability to NIST standards. Also includes SOPs concerning operation of HVAC systems, water systems, electrical systems, building pressurization systems, and compressed gas systems. Operation of major pieces of production-related equipment such as autoclaves, lyophilizers and depyrogenating ovens are also covered under Engineering SOPs, as are procedures for equipment validation and validation of Production processes.

      Preventative Maintenance (PM) - Contains SOPs designed to ensure the continued efficient operation and care of equipment through preventive maintenance programs.

      Production - Contains SOPs covering cleaning and operation of equipment, cleaning of the Production facility, use of specialized areas within the Production facility, and additional instruction for processes described within manufacturing documents.

      Quality Control - Contains SOPs describing handling and preparation of samples, test methods, use and operation of equipment, and documentation of test results.

      Quality Assurance - Contains SOPs describing internal and external audit procedures, deviation reporting systems, product release, review and disposition of non-conforming raw materials and products, training policies, responding to customer complaints, customer notification of changes, and specification development.

      Security - Contains SOPs relating to security systems in use at Corixa.

      Shipping and Receiving - Contains SOPs describing processing and handling of both incoming and outgoing shipments of materials.

      Validation - Contains SOPs describing validation of computer-related equipment, as well as procedures related to the validation of manufacturing processes, testing methods and shipment procedures.

GSKBio is responsible for document control of SOPs received from Corixa. A representative list is provided in Appendix 1.

4. PERSONNEL TRAINING

In order to ensure that personnel have the necessary education, background, training, and experience to assure correct performance of their job functions, Corixa selects its employees based upon education, aptitude, and experience in the particular area for which a vacancy exists. All Corixa employees are provided with an orientation program upon initiation of employment which covers OSHA regulations, safety training, and GMP compliance. Orientation is tailored for each job function by providing additional exposure in areas that are critical to successful completion of specific job functions.

Training is an ongoing process to ensure that personnel have a thorough understanding of their jobs. A permanent training record is kept for all employees by each departmental Manager and/or Director. The training record documents the in-house training as well as off-site training that an employee has received relating to their particular job function. Job function training is conducted both through group training sessions as well as through one-on-one sessions with qualified trainers. Job function training is tied directly to a particular group of SOPs as well as to the process for which the employee is being trained. An employee is given responsibility for the performance of a particular job function only after training has been completed successfully and is documented by both the employee and the trainer.

5. PRODUCTION OF INTERMEDIATES AND FINISHED PRODUCTS

Several formalized systems have been created at Corixa to control all aspects of the production and release of intermediates and finished products. These systems are described by policy-related SOPs and include raw materials control, a part numbering system that provides complete traceability of materials, and establishment of standardized manufacturing instructions for material preparation.

PART NUMBERING SYSTEM

All consumable materials used in the Production area are identified through a part numbering system. An SOP is in place describing the use of the part numbering system for identification of raw materials, in-process materials and finished materials. Each material is assigned a five digit part number (PN) based upon material characteristics and a Part Number Specification sheet is prepared for that material. The Part Number Specification sheet contains information concerning qualified vendors, material characteristics, storage conditions, sample retention requirements, required specifications, and testing required for proof of specification compliance. Upon receipt of raw materials, each shipment is assigned the appropriate five digit part number and is given a lot number in the form of an additional nine digit number based on the month, day, and year the material is received on site and a sequential (serial) number for the particular material. The combination of the part number along with the nine digit numeric lot number prevents any two lots of raw material from having the same identifier. In the same manner, a numeric lot number is assigned to each in-process material, prepared reagent, or finished product based upon the month, day, year, and sequential (serial) number when the manufacturing instruction for that particular material is given to Production personnel for initiation of production.

Part numbering coupled with assignment of lot numbers for all consumable materials allows for complete traceability of all consumable materials used in the production of intermediates or finished products at Corixa. The part number assigned to MPL(R) Adjuvant at the time of signing was PN 60039. An example of a specific lot number for MPL(R) Adjuvant is PN 60039-070999001.

RAW MATERIALS

All raw materials intended for use in production are quarantined upon their arrival in a locked area that is accessed only by authorized Shipping and Receiving and Quality Control personnel. An initial receiving inspection is conducted and documented by Shipping and Receiving staff to verify that the shipment is from an authorized vendor, the quantity ordered and the quality or grade are appropriate as per the part number specification sheet, and the information supplied by the vendor is accurate and complete. The shipment is also checked by Shipping and Receiving personnel for appropriate package integrity. A Shipping Report is completed for each lot of raw material that documents the identity of the vendor, vendor lot number, date of arrival, quantity, condition, and indicates the assigned Corixa part number and lot number. This part number/lot number combination is used to identify the material throughout its use at Corixa. A quarantine label is then affixed to each shipping container that indicates the assigned Corixa part number/lot number, the material's quarantine status, the number of units in the shipment, and the expiration date of that lot of raw material (if applicable). The raw material is then moved to the quarantine storage area and a Raw Material Test Request form is completed by Shipping and Receiving staff and delivered to the Quality Control Department along with the Shipping Report. Quality Control representatives sample the raw material and conduct appropriate testing as specified on the Part Number Specification sheet. Test results are reviewed, the certificate of analysis supplied by the vendor is reviewed, and the raw material released to Production for use only after a determination has been made that the material meets required specifications. At that time, an overlabel indicating that the material has been released is applied to the quarantine label by a Quality Control representative. A copy of the Raw Material Test Request Form is submitted to representatives of Accounting as well as to the Central Supply clerk, and the raw material is moved to the released inventory storage area by a Quality Control representative. The raw material is added to the released inventory by the Accounting staff and is thereafter available for use by Production personnel.

Tests required for the release of raw materials according to written specifications are conducted by Quality Control prior to the release of that material for use by the Production Department. In addition to testing by the Quality Control Department for appropriate characteristics, a certificate of analysis (C of A) is required from the vendor for each raw material, and that C of A is kept on file along with all other documentation concerning that raw material and its use at Corixa.

MANUFACTURING INSTRUCTIONS

Manufacturing instructions are prepared as master documents for the manufacture of all materials by the Production Department at Corixa. Manufacturing instructions are maintained under a change control system in which all changes to procedures are evaluated, justified and approved prior to implementation. Validation may be required prior to approval for significant changes that may produce differences in the quality, purity, safety, and/or potency of a product. Copies of these master documents are prepared by a representative of Quality Assurance upon formal request by Production to initiate the preparation of reagents, containers, closures, components, or finished products. Each manufacturing instruction provides information concerning the requirements for raw materials, the necessary equipment, and the procedure. In addition, the manufacturing instructions require the operator to provide information concerning the identification of equipment and materials used, the persons performing the operations, the date that the operations were performed, the yields obtained from the operation, and any further information required to provide complete traceability of the manufacture of that material. Manufacturing instructions are divided into four categories based upon the type of material being prepared, as summarized below:

      Equipment Preparation Records (EPRs) provide instructions for the cleaning and preparation of equipment in the Production area;

      Reagent Preparation Records (RPRs) provide instructions for the preparation of various reagents such as media, buffers, and organic solvents that are used in the Production area during the manufacture of intermediates and/or finished products;

      Container/Closure Preparation Records (CPRs) provide instructions for the preparation of containers and closures that are used as either final product containers or containers for in-process materials;

      Master Batch Records (MBRs) provide instructions for the manufacture of intermediates and/or finished products. An individual MBR may yield an in-process material, or may yield the final product.

Each manufacturing instruction in place at Corixa corresponds to a part number that identifies the resulting product. A part number specification sheet is prepared for each part number assigned that contains all information regarding the material manufactured (see above). As copies of manufacturing instructions are issued by Quality Assurance to Production personnel for the initiation of a manufacturing procedure, a lot number is assigned to that copy of the manufacturing instruction according to the day of the month and the year that the work order is processed by Central Supply personnel. That part number/lot number combination is used to identify the manufactured material and to trace it throughout its existence.

Completed manufacturing instructions for each reagent, in-process intermediate, container/closure preparation, intermediate, or finished product are reviewed by a representative of Quality Assurance as the material is submitted to Central Supply for quarantine. Once reviewed, the manufacturing instruction document is stamped to indicate completion of the review and initialed by the reviewer. If any deviations from written instructions have occurred during the manufacturing process, a deviation report is prepared and submitted to the QA Manager for review. A determination as to whether that deviation might have an effect on product quality, purity, safety, or potency is either made by Quality Assurance or deviation reports may be forwarded to the Material Review Board for review and determination of disposition of the material. GSKBio will be notified of any deviation investigations carried out during the manufacture of a product that is intended for delivery to them via the Tracking Transfer Document.

The Quality Control Department at Corixa is responsible for testing as well as the release or rejection of raw materials, packaging materials and in-process materials based on current specifications. Laboratory facilities and equipment are appropriate for the required analytical procedures, and personnel have been sufficiently trained to perform the analyses accurately. Operator training is documented as per the requirements of the training program. Maintenance and/or calibration procedures, including system suitability evaluations if applicable, are included for analytical equipment and assays. Records are kept for all reagents, culture media, and equipment used for testing purposes. Reagent preparation is documented according to written procedures and reagents are labeled appropriately and assigned expiration dates prior to storage in the Quality Control laboratory.

All testing procedures carried out in the Quality Control Laboratory are conducted according to SOPs (see Section 3). Any deviations from SOPs are reported and investigated according to set procedures and time frames. QA is responsible for review of such investigations, for determinations as to whether product quality may be affected by the deviation, and for final disposition of the product affected by the deviation.

MANUFACTURING DEVIATIONS

Manufacturing deviations are documented and investigated based on Corixa controlled documents on the handling of deviations. Deviations are consistently evaluated for any impact on the quality, purity, safety, and/or potency of the product.

      Deviation and Observation Reporting System Forms (DORS) provide details of any deviation or observation of unusual manufacturing conditions (also provides details of any deviation/observation outside of manufacturing area. and includes documentation of all assessments, investigations, decisions and subsequent corrective actions. The DORS Event number is referenced on the batch record documentation. The original document is stored in the associated DORS Event file.

      Out of Specification Reports (OOS) provide details of any failure of the product to meet defined specifications and includes documentation of all assessments, investigations, decisions and subsequent corrective actions.

      Environmental Deviation Reports (EDR) provide details of any failure of the production environment to meet defined specifications and includes documentation of all assessments, investigations, decisions and subsequent corrective actions.

      None of these documents (DORS, OOS, EDR) become permanent parts of the associated batch record Corixa standard operating procedures prohibit the release of materials until all deviations have been resolved.

      Corixa QA is to decide the final status of the materials following appropriate investigations and assessments. GSKBio QA requires full transparency around any individual deviation affecting MPL- product, testing or shipment.

LOT RELEASE TESTING

Final products are tested according to current release specifications as listed on part number specification sheets for each material requiring testing. Quality Control personnel analyze the material, document the test results on the Quality Control Analysis Report form, and attach all hard data to the form. Once testing is completed, the Quality Control Analysis Report form and all hard data are reviewed by the Quality Control Manager. The testing data is forwarded to the Quality Assurance Manager for final accept/reject decisions based upon testing results as well as review of all manufacturing documentation including deviations from procedures. If the final product meets all release specifications and has been manufactured according to required procedures with no significant deviations, a notification of release is provided to Central Supply by Quality Assurance to indicate release. Finished product is then removed from the Central Supply quarantine area to the finished goods area by Central Supply personnel.

If the finished product does not meet release specifications, a procedure (SOP) is in place to track the disposition of the rejected material. A Material Rejection Report is completed by Quality Assurance and that report is circulated to representatives of Production, Adjuvant Development, Purchasing and Quality Control for signature. A copy of the completed Material

Rejection Report indicating disposition of the rejected material, is provided to Accounting and the rejected material is disposed of appropriately.

GSKBio will perform lot release testing upon receipt of MPL materials, according to GSKBio Quality Control Procedure 10026402 (Appendix 5). GSKBio will make their acceptance criteria and methods for determining acceptability available to Corixa. They will also advise Corixa of any changes in their requirements or methods.

If the received bulk materials are found to not comply with the agreed specifications, GSK will notify Corixa immediately, advising Corixa of the batch number(s) and such details of the test failure as are available. After confirmation of the GSKBio testing result, Corixa shall retest samples from the same bulk retained. If Corixa finds that, based on the retested sample, the bulk does not comply with the specifications set forth in the Corixa material specifications, it will be treated as if no lot had been delivered and a replacement lot will be scheduled in accordance with the supply agreement.

In the case that Corixa results and GSKBio results on the suspect lot do not match, and after a reasonable investigation on the reason for the opposing results Corixa, a mutually agreed third party shall continue testing of the suspect lot and decide on the questioned compliance with the set specifications. Corixa and GSKBio will share equally the costs associated with the third party testing including any costs associated with the necessary technology transfer. At the discretion of either party, this requirement may be waived and the opposing parties position accepted without any admission of fault.

6. LABELING AND PACKAGING

Labeling of materials is strictly controlled through a series of SOPs that describe the requirements for documentation and control, label accountability, performance of labeling operations, and inspection of labeling areas prior to and following labeling operations. All incoming labeling materials are placed in quarantine by Shipping and Receiving personnel pending examination of representative samples against an approved master copy of that item by Quality Control. A record of receipt, examination or testing, acceptance or rejection, and disposition is kept for each shipment of labeling materials. Each individual type of labeling material has been assigned a part number and a part number specification sheet prepared with appropriate information including a master copy of the labeling material. A lot number is assigned to the labeling material based upon the date that it arrives on site.

All labeling materials are stored in a secured storage area with labels for different products stored separately.

A labeling operation is initiated by a request from a Production representative for labeling materials. A "Label Accountability" form is prepared that documents the number of labels issued, 100% inspection of those labels by two persons for conformity to master label stock, and use of those labels during labeling operations. Labeling operations themselves are controlled by SOPs requiring documentation of the use of the labels as well as requiring inspections of pre- and post-labeling operations by a representative of Quality Control.

Corixa will notify GSKBio of labeling changes affecting MPL.

7. STORAGE AND SHIPPING

MPL final product is filled and lyophilized in 1 L screw top bottles composed of USP Type 1 borosilicate uncolored glass. The fill quantity is 2 g per bottle and the bottles are stoppered under a nitrogen gas overlay. The bottles are closed with 43 mm lyophilization stoppers made of gray butyl rubber (4416/60 gray formulation). Bottles plus stoppers are capped with plastic screw caps and are sealed with tamper-proof seals.

MPL is also provided in 10 mL vials with 5 mg per vial for Quality Control testing at Corixa and GSKBio. The vials are made of USP Type 1 borosilicate uncolored glass and are closed with 20 mm lyophilization stoppers consisting of gray butyl rubber (formulation 850). Vials plus stoppers are capped with 20 mm aluminum tear-off seals.

A shipment of MPL is initiated with receipt of a purchase order from GSKBio and is based upon availability of inventory as well as prior agreements between GSKBio and Corixa. MPL is delivered to GSKBio FOB from the Corixa facility in Hamilton, MT, or at other locations as Corixa may specify. Title to and risk for the MPL shipment passes to GSKBio upon delivery to the freight carrier. Shipments of MPL are handled by Federal Express International carrier or equivalent and will be designated as "international priority" mail.

All shipping procedures for MPL are described and controlled in SOPs (see
Section 3). The specified shipping containers hold up to 6 x 2 g bottles of MPL,. The bottles are wrapped individually with protective packing material prior to placement in the container. Frozen ice packs are included with each shipping container to maintain a specified temperature range throughout the course of the shipment. Corixa will use validated shipping configurations to guarantee the temperature and seal of the materials during their transfer to GSK-premises.

Depending on the quantity of MPL that has been ordered, a shipment may comprise more than one shipping container and more than one lot of MPL. The container designated as "#1 of N" will contain the following items:

1. For each lot of MPL in the shipment, a Release Protocol that provides testing results and release authorization by the Quality Assurance Manager (Appendix 2);

2. For each lot of MPL in the shipment, a Tracking Transfer Document that contains a deviation summary, as well as a summary of any manufacturing changes, information on lot numbers, yields, and test results for the in-process intermediates used in manufacture of the lot, along with process information on key steps (Appendix 3);

3. For each lot of MPL in the shipment, 30 x 5 mg vials for Quality Control testing and retention. In the event that a lot of MPL has been shipped previously to GSKBio, no 5 mg sample vials will be included unless prior arrangements have been made by GSKBio;

4. Standard shipping documentation for international shipment of materials as required by the carrier as well as the appropriate customs office.

A TempTale monitor will also be included in each container along with instructions for returning the monitor(s) to Corixa. The monitor(s) will be programmed to record temperature at 5 minute intervals throughout the entire shipping period.

'
Upon arrival of the shipment at the premises of GSKBio or of their specified agent, the following procedures will be performed:

1. Containers will be inspected for damage and enclosed documentation evaluated for completeness;

2. The TempTale monitor will be removed from each container, date stamped (by depressing the date stamp button on the end of the unit without the silver ring), and the data will be downloaded. The monitor(s) are to be returned to Corixa, and must be received by Corixa within 20 working days from delivery of the shipment;

3. The Receiving Report form from container #1 will be filled out and filed by GSKBio;

4. The Transfer Document(s) and Certificate of Analysis(es) will be removed from container #1 and distributed to the appropriate personnel at GSKBio;

5. The 5 mg sample vials will be removed from container #1 and given to a representative of Quality Control;

6. Bottles containing MPL will be removed from the shipping containers and placed in storage at 2(degrees)-8(degrees)C.

Temperature data from the TempTale monitors are to be reviewed by a designated representative of GSKBio. Should it be determined that a temperature excursion involving exposure to temperatures outside the specified range of for a period exceeding one hour has occurred, GSKBio will notify Corixa and the disposition of the affected container(s) will be determined by joint discussions. GSKBio is responsible for archiving the temperature data for all shipments.

8. STABILITY TESTING AND SAMPLE RETENTION

The Quality Control Department at Corixa will maintain and execute a master stability protocol for MPL, as described in SOP QC-10039, "Master Stability Protocol for MPL(R) Bulk Drug Substance." According to this protocol, expiration dating for MPL is established by real time stability testing on three lots of MPL. Thereafter, one lot of MPL per year is selected at random to be enrolled in the stability program. The first three lots manufactured after marketing approval is received will also be placed on real time stability, followed by one lot per year in subsequent years.

GSKBio will be notified in the event that any lot of MPL received by them fails a real time stability test. Such test failures require an investigation to determine if the test result is valid, and notification of GSKBio will occur within 3 days of completion of such determination. GSKBio will also be notified if information emerges which indicates that the shelf life for MPL is incorrect. These communications will occur through GSKBio Quality Assurance.

The Quality Control Department at Corixa will retain a supply of 5 mg and 10 mg sample vials from each released lot of MPL. These retention samples will be stored at 2(degree)-8(degree)C, in the same manner as for the product, and will be used in the event that unanticipated questions arise requiring further testing and/or characterization. If adequate supplies are available, retention samples may be provided to GSKBio as necessary to assist in their investigation of lot-related questions.

9. LOT RECALL

The procedure for recall of marketed products by Corixa is described in SOP QA-9900, "Marketed Product Recall." This SOP describes the process for making product recall decisions, and also delineates the actions following a recall decision, including retrieval of distribution data, notification of customers, receipt/segregation/inspection of returned product, investigation/reporting of returned product, and reporting of corrective actions.

Recall decisions are initiated by a recommendation from the Material Review Board, which is chaired by the VP Quality Systems and Compliance or their designee. This recommendation is reviewed by a senior management team at Corixa. In the event that there is a recommendation to recall one or more batches of MPL or to recall other formulations of MPL that could implicate the MPL, GSKBio QA will be notified the same working day.

Final responsibility for all recall decisions resides with the CEO/President of Corixa. The Regulatory Affairs Department is responsible for coordinating recall actions.

GSKBio is responsible for the recall of any affected lot(s) of their product(s) that contain the recalled lot of MPL. GSKBio is also responsible for notifying the appropriate regulatory authorities of the recall actions related to their products.

10. CHANGE CONTROL AND CHANGE NOTIFICATION

Changes to procedures, processes, equipment, test methods, and specifications related to MPL manufacture, testing and shipment as well as other GMP products made by Corixa are strictly controlled by Corixa's change control and change notification policies. GSKBio will have access to Corixa`s Change control policy procedure. As a customer of Corixa, GSKBio will be notified of any changes related to the manufacture, testing and shipment of MPL. Procedures related to Corixa's change control policy are described in SOPs E-1004 (equipment), QA-100 (controlled documents), and QA-3501 (specifications), and the customer change notification policy is described in SOP QA-104. These SOPs are incorporated by reference in this Quality agreement, and controlled copies of these documents will be provided to GSKBio and maintained in accordance with Corixa's document control procedures. The main elements of the customer change notification policy (SOP QA-104) are summarized in this section.

POLICY STATEMENT

Corixa recognizes the value of its customer, GSKBio, and the importance of communication in maintaining a satisfactory business relationship. In recognition of Corixa's commitment to customer satisfaction, Corixa agrees to notify GSKBio in a timely and appropriate manner of all changes relating to the manufacture and release of MPL. The timing and manner of notification, as well as the level of involvement by GSKBio prior to implementation, will be determined by the category of change as specified in this policy.

PURPOSE

As a producer of MPL, Corixa must occasionally make changes in its processes to ensure that this product continues to meet the needs of its customer, GSKBio. At the same time, GSKBio must be confident that such changes will not compromise the performance and suitability of

MPL for use in its applications. The purpose of this policy is to provide a mechanism for addressing the needs of both Corixa and GSKBio regarding changes affecting MPL. This policy defines procedures by which GSKBio will be informed of all changes in the manufacture, release, and control of MPL.

PROCEDURE

The FDA recognizes that changes differ with respect to their potential to adversely affect the safety, purity, and/or potency of a product, and accordingly have established different reporting requirements for changes depending on their level of importance. Corixa applies the reporting requirements for the FDA to notification of GSKBio to changes related to MPL. The change notification categories and procedures used by Corixa are summarized below (additional detail is provided in SOP QA-104):

      Category 0 - Editorial Changes - This category involves changes that do not alter the process or product per se but relate only to documentation changes that are considered editorial. Such changes will generally not be reported to the regulatory authorities unless they involve the Drug Master File or other regulatory filings. Category 0 changes will be communicated to GSKBio by notation on the documentation that accompanies the first affected lot. GSKBio approval is not required for implementation of Category 0 changes.

      Category I - Minor Changes - These changes include modifications to procedures, process parameters, components, manufacturing methods, reagents, equipment and facilities that are intended to tighten control(s) on the product or process and yet are not associated with a potential adverse impact on product safety, purity or potency. Limited qualification or validation may be required for Category I changes. Such changes will typically be reported to the regulatory authorities in the form of routine annual reports, and it may be necessary to amend regulatory filings as a result of such changes. All Category I changes will be communicated to GSKBio via the Change Control Form (see Appendix 4). GSKBio approval is not required for implementation of Category I changes.

      Category II - General Changes - Changes in this category include modifications that do not change the manufacturing process for MPL but have the potential to adversely affect product safety, purity and/or potency. Changes in test methodology or product specifications intended to tighten control are also included in this category. Corixa will notify GSKBio of Category II changes. Notification will be made via a package comprising the Change Notification Form, supporting documentation, and test samples as appropriate. Implementation of Category II changes requires written agreement by GSKBio within 30 days of receipt of the change notification package unless alternative arrangements have been made. It is the responsibility of GSKBio to obtain required authorities approval for implementation of proposed changes. Final approval of a change by competent authorities will be communicated by GSKBio to Corixa in a timely manner.

      Category III - Major Changes - Changes in this category are considered significant and will require process validation. The implementation plan for such changes will typically be discussed in advance with GSKBio and should include provisions for process validation and demonstration of product/process consistency. Corixa will provide

      GSKBio with a package comprising the Change Notification Form, supporting documentation, and test samples as appropriate. Implementation of Category III changes requires written agreement by GSKBio within 90 days of receipt of the change notification package unless alternative arrangements have been made. It is the responsibility of GSKBio to obtain required authorities approval for implementation of proposed changes. Final approval of a change by competent authorities will be communicated by GSKBio to Corixa in a timely manner.

      Category IV - Unanticipated Manufacturing Changes - Such changes may occur due to equipment failure, damage to facility, loss of suppliers of critical raw material, and other unforeseen events. Such changes will be communicated to GSKBio at the earliest possible time and in all cases in advance of product shipment. Changes involving general and routine equipment maintenance are not included in this category.

All official communications relating to changes will be conducted between the respective QA representatives at Corixa and GSKBio. The QA representatives are responsible for transmitting all change notification issues to appropriate personnel at their respective companies for input and/or action, and for notifying the other company of any further actions required as a result of these communications.

For changes requiring prior notification, Corixa will discuss the proposed changes with GSKBio in a time frame that encourages cooperation and allows for the needs of both parties to be met. These discussions will establish the category of the change, the necessary level of documentation, the appropriate degree of involvement by GSKBio in the approval process, and the inventory requirements for "pre-change" product. A detailed implementation plan may be developed that defines the testing and validation required for approval of the change. All contractual obligations of Corixa regarding the supply of MPL to GSKBio will remain in effect throughout any change period, unless specific exceptions have been agreed to by Corixa and GSKBio.

Corixa's change control procedures require that documentation be maintained in support of all changes in manufacturing processes, equipment, test methods and product specifications. Corixa will allow access to such documentation related to MPL during facility audits conducted by GSKBio. GSKBio maintains a "right to audit" of Corixa developmental documents and validation reports prior to acceptance (approval) of general and major changes that affect MPL, or retrospectively in the case of unanticipated changes.

11. QUALITY ASSURANCE

Upon request from GSKBio, the Quality Systems and Compliance Department at Corixa will provide information necessary to demonstrate that appropriate quality systems are in place and are adhered to during the manufacture and release of MPL. GSKBio may gather such information in part through scheduled audits of the Corixa facility.

The Quality Systems and Compliance Department at Corixa has responsibility for the review and release of all finished lots of MPL. All lots of MPL must be released before shipment to GSKBio or its agent. All product complaints related to MPL should be directed to the VP Quality Systems and Compliance at Corixa.

Process and product deviation for any lot/batch will be notified by Corixa to GSKBio in advance of delivery and full technical discussion will take place between the two parties with full exchange of information to take appropriate measures and find best solutions.

The Quality Systems and Compliance Department will prepare a Release Protocol and a Transfer Tracking Document to accompany each lot of MPL that is shipped to GSKBio. The Certificate of Analysis contains a summary of the test results and indicates the date of release of the lot. The Transfer Document provides a summary of all manufacturing changes, information on lot numbers, yields, and test results for the in-process intermediates used in manufacture of the lot, along with process information on key steps (See also Section 8.)

Trending of yields, process times, and analytical results will be performed on critical process points and quantitative test results as determined by the Quality Systems and Compliance Department at Corixa. The Quality Systems and Compliance Department will notify GSKBio of results from any trend analysis that indicate that the MPL manufacturing process is operating outside of historical ranges.

A GMP statement signed by Quality Assurance representative has to be provided with every lot together with the certificate of analysis.

12. REGULATORY ISSUES

Corixa maintains a Type II Master File (MF) with the Center for Biologics Evaluation and Research at the FDA. This MF was initially submitted on October 29, 1992, and is identified as BB-MF 4809, "Manufacture and Control of Monophosphoryl Lipid A, a Drug Substance." BB-MF 4809 has been amended as needed to accurately document the manufacture and control of MPL. The most recent amendment to the MF was Amendment #5 and was submitted on June 20, 2003. The Regulatory Affairs Department at Corixa will provide GSKBio Regulatory Affairs with an updated copy of BB-MF 4809 as well as any amendments to this MF.

The Regulatory Affairs Department at Corixa will provide GSKBio with regulatory support as necessary for development and licensure of GSKBio final products in which MPL is a constituent. Corixa Regulatory Affairs will respond to requests from the FDA and other regulatory authorities for information related to MPL, and will notify GSKBio Regulatory Affairs in a timely manner of any such discussions that potentially affect the use of MPL by GSKBio. Corixa Regulatory Affairs will cooperate with GSKBio Regulatory Affairs in support of all regulatory filings involving MPL, including participation in meetings with regulatory authorities as appropriate.

GSKBio is ultimately responsible for ensuring the accuracy of any information related to MPL that is contained in its regulatory filings.

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

13. RESPONSIBLE CONTACTS

[*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

APPENDIX 1. CORIXA DOCUMENTS PROVIDED AS CONTROLLED DOCUMENTS TO GSKBIO

SOPs

#CS-400      Assigning Lot Numbers

#CS-551      Label Documentation and Control

#E-1004      GMP Equipment Change Control

#P-530       Labeling Operation Procedure

#QA-100      Controlled Document Change Control

#QA-104      Customer Change Notification Procedure

#QA-2000     Deviation and Observation Reporting System

#QA-2001     Material Rejection

#QA-2002     Customer Complaint Procedures

#QA-6000     Material Review Board Operation

#QA-9000     Batch Record Review and Product Release

#QA-9001     Issuance, Distribution and Control of Manufacturing Instructions

#QA-9003     Preparation of GlaxoSmithKline Tracking/Transfer Documents

#QC-981      Raw Material Quality Control Procedure

#SR-001      Receiving Procedures

APPENDIX 2. [*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

APPENDIX 3. [*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

APPENDIX 4. CHANGE NOTIFICATION FORM

                                                            [ILLEGIBLE] 03/27/02
                                                                  SOP #QA-104.01
                                                                   ATTACHMENT #1
                                                                     Date: 03/02
                                                                 Supersedes: #NA
                                                                     Page 6 of 7

                            CHANGE NOTIFICATION FORM

PART A - NOTIFICATION BY CORIXA CORPORATION

Notification ID Number:                 Change Control ID No.:

Change Category:                Change Control Date:        First Affected Lot:

AFFECTED COMPONENT(S) [include Corixa ID number(s) and brief description(s)]

DESCRIPTION OF CHANGE(S)

REASON FOR CHANGE(S)

VALIDATION/QUALIFICATION
[ ] Necessary - describe validation/            [ ] Not Necessary - provide
    qualification study and results (attach         justification
    relevant materials)

CORIXA QUALITY ASSURANCE

Name: __________________________________________________________________________

Title: _________________________________________________________________________

Signature/Date: ________________________________________________________________

                          "CONTROLLED COPY" (Red Print)

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                                                            [ILLEGIBLE] 03/27/02
                                                                  SOP #QA-104.01
                                                                   ATTACHMENT #1
                                                                     Date: 03/02
                                                                 Supersedes: #NA
                                                                     Page 7 of 7

PART B - RESPONSE BY CUSTOMER(CATEGORY II AND III CHANGES ONLY)

Notification ID Number:                 Change Control ID No.

Change Category:          Change Control Date:               First Affected Lot:

CUSTOMER RESPONSE AND COMMENTS

[ ] Approved              [ ] Not Approved - please provide detailed explanation

CUSTOMER REPRESENTATIVE

Name: __________________________________________________________________________

Title: _________________________________________________________________________

Signature/Date: ________________________________________________________________

                          "CONTROLLED COPY" (Red Print)

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APPENDIX 5: [*]

                                              *CONFIDENTIAL TREATMENT REQUESTED.

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APPENDIX 6: SUPPLY AGREEMENT RESPONSIBILITIES

                                                                  Responsibility

1.

                                                                                       Responsibility
                                                                                       --------------
                                     Clause                                            Corixa    GSK
------------------------------------------------------------------------------------   ------   -----
1   Manufacture of the MPL Bulk Product and release for use in GSK vaccines              X

2   Starting raw materials are purchased, tested and released by                         X

3   Expiry dating, batch numbers and storage conditions will be provided by              X

4   Safety information to be provided by                                                 X

5   Starting raw materials retention samples held by                                     X

6   Final bulk product retention samples held by                                         X

7   Stability testing on bulk products to be done by                                     X
    Stability testing on final vaccines to be done by                                            X

8   Records of manufacturing and testing of bulk to be held by                           X

9   Certificates of analysis and GMP statement of bulk product to be prepared by         X

10  Final inspection and reconciliation of bulk product by                               X

11  Storage in Corixa warehouse                                                          X

12  Packaging and placing of suitable shipment monitoring devices by                     X

13  Validation of shipment operations by                                                 X

14  Storage in GSKBio warehouse                                                                  X

15  Recall decision on unsuitable bulk                                                   X       X

16  Shipment of recalled bulk by                                                                 X

17  Investigation on pharmaceutical technical complaints (PTC's) relating
    to bulk product: Initial complaint                                                           X
                          Manufacturing and testing of bulk                              X
                          Effectiveness stability and safety of bulk                     X
                          Reply to complainant                                                   X

18  Investigation on Medical Complaints relating to bulk product:
                          Initial complaint                                                      X
                          Clinical Investigation                                                 X
                          Technical Investigation                                                X
                          Serious and unexpected adverse Events to Corixa within 7 d             X
                          Vaccine product recall and report to Corixa                            X
    Investigation of complaints related to the bulk MPL product                          X

19  Recall or market withdrawal
    Initiation of recall related to the vaccine product                                          X
    Notification to Corixa within three working days                                             X
    Disposition of lots for further technical investigation                              X       X

20  Error and Accident Reporting
    Report to Corixa of inadvertant storage or transport of bulk                                 X
    Decision regarding further disposition of affected bulk product                      X       X

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
                                                                                       Responsibility
                                                                                       --------------
                                     Clause                                            Corixa    GSK
------------------------------------------------------------------------------------   ------   -----
21  Lot Tracing
    Generation of comprehensive traceability records for bulk                            X
    Generation of comprehensive traceability records for vaccine                                 X

22  Where manufacture of vaccine finished product is carried out by third parties,
    GMP-responsibility is assumed by                                                             X

23  Alterations to the contract, specifications and manufacturing or testing
    procedures shall be agreed in writing                                                X       X

24  Master packing and labeling instructions
    Provided by                                                                                  X
    Prepared by                                                                          X
    Agreed by                                                                            X       X

25  Annual Quality Report of Product Quality Review including production                 X
    overview, quality results overview, stability, complaints to be provided to GSK.     X

26  Receipt testing and acceptance of bulk MPL adjuvant after shipment                           X

Signed on behalf of Corixa/ date

Signed on behalf of GSKBio/date

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                                    EXHIBIT V

                    MANUFACTURING KNOW HOW TRANSFER WORK PLAN

                                  (LEFT BLANK)

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